Rennova Health Interview – CEO Seamus Lagan on Uptick Newswire August 2018

Speakers: Everett Jolly and Seamus Lagan

JOLLY: On today’s show, I’m bringing you back a returning guest. He was on my show about a month ago. We’re talking about Rennova Health, Inc., and I tell you what. You know, you talk about adversity. This company has faced a lot of adversity in the past months, but I think they have looked adversity right in the eye and bowled it over. We’re going to be talking about its earnings report that just came out. You can find the company on the OTC Markets under the ticker symbol RNVA. Very, very undervalued here at $0.0009 and with us today is the CEO of the company, Seamus Lagan. Well, you did it again. You said you were going to do it and so I’m so proud of you. I know that we’ve still got 950 miles of travel on this road. So, bring us up-to-speed of where we’re at.

LAGAN: Thanks, Everett. Look, it’s good to be back on your program and I don’t mind admitting to you I actually have messages from a couple of our shareholders who like to listen to the updates. So, it’s a platform that works well for us. As you said, we did accomplish getting our Q out early. We have beefed up our financial team and that helped. The management that’s in place in the hospitals were closing out month ends. That helped. I think this is the first quarter that we can evidence the uptick in revenue and it’s pretty obvious that we’ve got our costs and everything else pretty well back in line. So, I think we’re making a lot of progress and I believe this Q is one of many that will continue to demonstrate that, Everett.

JOLLY: So, it’s $3.3 million, is that correct?

LAGAN: Yes, that’s the revenue and that included one month of the new acquisitions. So, I believe that it was your show, I previously stated that I think we can do in excess of $2 million a month with the two hospitals. So, I look forward to this third quarter proving us right on that one.

JOLLY: Are you still confident in the directions, that the hospitals will make a profit and their critical size and especially the location? ..Some people have criticized the geographics, that there’s no growth there. So, I’d like to just hear it from you.

LAGAN: That’s a good question. Our belief and our diligence have shown that there is an absolute need for these rural hospitals. Everybody recognizes that we have an aging population throughout the world, not just localized.

JOLLY: Absolutely.

LAGAN: And, that’s the same in these rural communities. So, there’s an aging population. The service is needed. From our perspective, is it right for our company? I believe that the fact that the service is needed and the reliance on sales effort or a sales team, who have always been expensive. I mean, our marketing and sales costs have been significantly reduced because we’re in a needed sector. We’re providing a needed service. So, I think that’s important. I think the geographic location – the two hospitals in a similar area – gives us some synergies. So, yes, I’m very confident in the direction that we are taking Rennova in this sector.

JOLLY: Do you feel that we have enough self-sufficient cash flow that will meet the needs of this continuing rising costs and your debt? I’d like for you, if you could, to maybe just address that a little bit.

LAGAN: Look, these hospitals definitely have an appetite for capital and start-up fees. Oneida, starting from a greenfield site was a massive learning experience. This second acquisition, it’s almost been textbook, to be perfectly honest. You know, we just started to receive collections, but they’re not small. So, that’s helping. And we could probably get past with the two hospitals. But, look, we’re not here just to sit still with two. So, I would hope and like to have a third under the belt in the not-too-distant future. And, I think at that point we’re profitable, cash-flow positive and we’re definitely going in the right direction.

JOLLY: You know, that brings me actually to my next question, that you have mentioned here on my program and a press release that you guys continue to explore further hospital acquisitions. Do you have any specific criteria or geographical areas that you guys are looking into?

LAGAN: Look, I think the fact that we’re in Tennessee right now makes that an attractive target for us. I believe the synergy of having more than one in a local area where you have synergies with management and services – even able to share surgeons and different services in the different hospitals – makes one of the criteria in the immediate future for us to focus on the same area. I think it would be more difficult to head to a different state or do something a little further away. After that, look, the criteria is very simple, and I have a three-step process that I preach to the team internally, ongoing. I mean, number one, you have to buy it right. It must make sense.

JOLLY: Absolutely.

LAGAN: I think we’ve proven that in the first two that we purchased. So, that’s the most important. If you can buy right, then you stand a good chance. Part two is we need to have a really good action plan and there needs to be an opportunity for growth, whether that’s growth in the revenue, in additional services or efficiencies in synergies with their existing facilities. So, that’s part two. And, look, part three is the obvious one. We now have a real good understanding of the capital needs and I’d like to make sure going forward that we have the capital in place on the day that we take ownership.to see them through that change of ownership period. Because a hospital and the employees in that hospital – it’s not like a software development that you can stop or delay if you run out of cash. I mean, that opportunity and that animal just keeps needing money. So, that’s really our criteria. I think in the interim period, in the short- to medium-term, we will remain focused in the area where we’re currently up and running.

JOLLY: My guest today is Seamus Lagan. He is the CEO of Rennova Health. You can find them on the OTC Markets under the ticker symbol RNVA. Very undervalued here at $0.0009, market cap just at $2.7 million. The properties themselves are worth more than that. In the past, we’ve mentioned the spin-off of the software and genetic testing division. It’s been almost a year now. So, what’s the process? How’s the progress going? And do you plan on spinning anything else off?

LAGAN: Look, those spin-offs are. . .we’ve actually made a lot of progress very recently. We’ve added some new management, particularly in the software division. There’s been a refocus of sales growth on the proven products that are in place there. Probably less of a development spend. Obviously, we haven’t had the capital to further develop those products, but I do expect to be able to announce something very positive there within the next one or two months. That’s not going to go a lot further or a lot longer before we’re able to, come back to our shareholders and have something very positive happening there, Everett. So, looking forward to getting separation of the software division probably first and then the genetic testing division very shortly thereafter.

JOLLY: Before I let you go, what can my listeners take away from today’s interview, especially the press release that you guys just released today?

LAGAN: Everett, I think you said it at the start of the conversation. You know the last couple of years have been difficult. There has been a big question about what we would do going forward. I think the current financial statement is real evidence of the progress that we’ve made and I’m very confident that that growth will continue and, hopefully, accelerate over the next one or two years. So, I think investors should take a lot of comfort from the Q that we just filed and recognize that we are back on track for growth in the future.

JOLLY: Well, personally myself, I believe in what you’re doing. I believe in the management. I think you guys are on the right track. I wish you nothing but continued success. Hopefully, you’ll come back on the show in 30 or 40 days and give us an update of what’s going on.

LAGAN: I appreciate your time and I appreciate the offer. Of course I will. So, thank you very much.